Distribution Agreement

THIS DISTRIBUTION AGREEMENT (“Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and between Foreside Fund Services, LLC (the “Distributor”) and Palmer Square Opportunistic Income Fund (the “Fund”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor, is being sold to GC Mountaintop Acquisition Corp., an affiliate of Genstar Capital (the “Transaction”).

Effective as of the Closing Date, the Fund and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement by and between Palmer Square Capital Management LLC on behalf of the Fund and the Distributor effective as of August 15, 2014 (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. The Existing Agreement is attached as Appendix A to this Agreement. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Fund’s board of trustees/directors or (ii) by a vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the Fund, provided that in either event the continuance is also approved by a majority of the trustees/directors who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval or at a non-in person meeting consistent with guidance provided by the Securities and Exchange Commission. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Fund’s board of trustees/directors, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act and Rule 18f-2 thereunder) of the Fund, or by Distributor. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed as of the Closing Date.

FORESIDE FUND SERVICES, LLC		PALMER SQUARE OPPORTUNISTIC INCOME FUND

By:	/s/ Mark Fairbanks	By:	/s/ Evan Robledo
Name:	Mark Fairbanks	Name:	Evan Robledo
Title:	Vice President	Title:	Assistant Treasurer

APPENDIX A